EXHIBIT 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE

Reference is made to that certain Amended and Restated Employment Agreement (the “Employment Agreement”), dated June 6, 2013 but effective as of April 1, 2013, by and between Kevin Sheehan (the “Executive”) and NCL (Bahamas) Ltd. (the “Company”).  Capitalized terms used but not defined herein shall have the meanings given such terms in the Employment Agreement.  This Agreement will confirm our mutual understanding concerning Executive’s resignation from all positions and offices held by Executive, the separation of Executive’s employment and certain related matters.

1.
Executive hereby submits on the date hereof (the “Separation Date”) his letter of resignation to the Company as set forth in Annex A to this Agreement (the “Resignation”).  Effective immediately, Executive shall: (a) hold no position or office with or at the Company or any of its subsidiaries or Affiliates, whether as a director, board committee member, officer, trustee, employee, agent or other representative of the Company, including, without limitation, as President and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. (“Parent”), (b) have no authority to act on behalf of Parent, the Company or any of their respective subsidiaries, (c) not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of Parent, the Company or any of their respective subsidiaries, or otherwise act in an executive or other decision-making capacity with respect to Parent, the Company or any of their respective subsidiaries, and (d) otherwise be deemed terminated as an employee of the Company on the Separation Date.

The Company hereby waives its right to receive notice of termination under Section 5.2 and Section 18 of the Employment Agreement, and the parties agree that no additional notices of termination of employment shall be required under the Employment Agreement by either Executive or the Company.

2.
Upon execution of this Agreement, Executive shall be entitled to receive:  (a) all accrued and unpaid Base Salary (and accrued and unpaid vacation time) through the Separation Date; (b) the incentive bonus of $1,627,500 for 2014 previously approved by the Compensation Committee, payable in a lump sum within ten (10) days following the Separation Date and (c) reimbursement for any legitimate reasonable business expenses through the Separation Date, in each case in accordance with the Employment Agreement.

3.
Executive shall also be entitled to receive: (a) a cash separation payment in an amount of $3,255,000, representing one (1) times the sum of Executive’s Base Salary and Target Bonus, payable in a lump sum within ten (10) days following the Separation Date, (b) the Company shall cause a portion of Executive’s outstanding unvested equity-based awards (as set forth on Exhibit A) to become immediately vested (and, in the case of stock options, exercisable) as of the Separation Date (and all remaining unvested equity-based awards shall immediately terminate, expire and be immediately forfeited as of the Separation Date), and (c) the Company shall extend the expiration date of all vested options to a date that is ninety (90) days after the date that the Company announces its financial results for 2014.

4.
Executive and his eligible dependents shall also be entitled to continued medical and dental coverage on substantially the same terms and conditions then generally provided to active employees of the Company (including the terms requiring employees to pay a portion of the applicable premiums) commencing on the day following the Separation Date and continuing until the earlier of (i) the end of the month in which the Executive turns 65; (ii) the Executive’s death; (iii) the date the Executive becomes eligible for Medicare benefits under the Social Security Act;

and (iv) the date the Executive becomes eligible for coverage under the health plan of a future employer.

5.
Except for compensation provided for in Paragraphs 2, 3 and 4, Executive shall not be entitled to any payment or compensation of any kind from the Parent, the Company or any of their subsidiaries or Affiliates.

6.
The parties acknowledge and agree that after giving effect to the accelerated vesting described in Paragraph 3, all outstanding unvested equity awards with respect to Parent, the Company or any of their respective subsidiaries (including, for the sake of clarity, any outstanding unvested options to purchase shares of Parent common stock pursuant to the Parent Equity Plan or otherwise, and any outstanding unvested shares of Parent common stock) are immediately forfeited and terminated without any payment to Executive in consideration thereof.

7.
Executive acknowledges and agrees that he is bound and shall continue to be bound by the obligations contained in the Employment Agreement, including, without limitation, the provisions of Section 6 thereof (relating to Confidential Information and Work Product, return of property, non-competition, non-solicitation and non-hiring of employees and consultants and non-solicitation of customers), all of which continue to apply for the durations specified therein (including those provisions that continue to apply in perpetuity following the Separation Date).  For the avoidance of doubt, nothing in this Paragraph 7 shall be deemed to limit, amend or expand the terms of the Employment Agreement.

8.
Prior to and after the Separation Date, Executive agrees that he will fully cooperate with Parent, the Company, their respective subsidiaries and Affiliates, at any level, and any of their officers, directors, shareholders, counsel or employees: (a) concerning requests for information and investigations, inquiries or proceedings relating to the Parent, the Company or their respective subsidiaries and Affiliates or Executive’s actions, omissions, involvement or participation therein, and (b) with respect to transition and succession matters.  Executive’s cooperation shall include, but not be limited to, providing documents or information, being available to meet and speak with officers or employees of Parent or the Company and/or Parent’s or the Company's counsel, executing documents and taking such other actions as may be requested by Parent, the Company and/or Parent’s or the Company's counsel to effectuate the foregoing.  The Company shall reimburse the Executive for reasonable out of pocket costs related to such cooperation, other than fees and expenses of attorneys, consultants, experts or other advisors.

9.
In addition to and without limitation of Executive’s obligations under Paragraph 8 of this Agreement, Executive shall fully cooperate with Parent, the Company, their respective subsidiaries and Affiliates, at any level, and any of their officers, directors, shareholders, counsel or employees with respect to any claims brought or threatened against Parent, the Company or their respective subsidiaries and Affiliates or any of their officers, directors, shareholders, or employees relating to the period that the Executive served as an officer, director, employee or representative of Parent, the Company or their Affiliates.  The Company shall reimburse the Executive for reasonable out of pocket costs related to such cooperation, other than fees and expenses of attorneys, consultants, experts or other advisors.

10.	The parties acknowledge that this Agreement will be disclosed publicly. The parties approve the form of press release attached as Exhibit B to this Agreement.

11.	Executive’s Release of Claims

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(a)
In exchange for good and valuable consideration, including the payments and benefits described in Paragraphs 2, 3 and 4, the receipt and sufficiency of which is hereby acknowledged, Executive, for and on behalf of himself and his descendants, dependents, heirs, executors, administrators, successors or permitted assigns (collectively, the “Executive Parties”), subject only to the last sentence of this Paragraph 11(a), hereby waives, releases and discharges all common law, statutory and other complaints, claims, demands, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against Parent, the Company and/or any of their Affiliates, subsidiaries and/or parents, if any, and each of their respective predecessors, successors and assigns, shareholders in their capacities as such, directors, officers, partners, members, managers, employees, advisors, counsel, trustees (in their official and individual capacities), representatives, agents and employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), and each of their respective Affiliates, successors and assigns (collectively, the “Releasees”) by reason of, arising from or related to facts, acts or omissions which have occurred on or prior to the date that Executive signs this Agreement (“Pre-Release Executive Facts”), including, without limitation, all complaints, charges or causes of action arising out of Executive’s employment, Resignation or termination of employment with or services for the Parent, the Company or their respective subsidiaries and Affiliates, or any terms or conditions of that employment or service (under the Employment Agreement or otherwise), or arising under federal, state or local laws pertaining to employment, including the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and all other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, foreign, state or local laws or common law for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress or any other tort claim and all related claims for attorneys’ fees and costs.  Executive further agrees that this Release may be pleaded as a full defense to all actions, suits, arbitrations or other proceedings covered by the terms hereof that are or may be initiated, prosecuted or maintained by Executive or the Executive Parties.  Notwithstanding the foregoing terms of this Paragraph 11(a), Executive does not waive or release claims with respect to (i) any right or claim under this Agreement, (ii) accrued vested benefits under employee benefit plans of the Company subject to the terms and conditions of such plans and applicable law that have not been otherwise forfeited, terminated or expired (including pursuant to the terms of foregoing Paragraphs of this Agreement), or (iii) any right to indemnification which Executive may have as a result of serving as an officer, director, employee or representative of Parent, the Company, any of their subsidiaries and Affiliates under applicable law, any of the organizational or constitutional documents of Parent, the Company, any of their subsidiaries and Affiliates, or under any other law or any other agreement (collectively, the “Unreleased Claims”).

(b)
Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding against any of the Releasees before any federal, foreign, state or local agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including, without limitation, any

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Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees.

(c)
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND HAS DONE SO, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED, COERCED, SUBJECT TO DURESS OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

(d)	This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or Parent or the Company or any of their respective subsidiaries or Affiliates.

(e)
A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

12.
This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Florida to be applied.  In furtherance of the foregoing, the internal law of the State of Florida will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Any action arising out of or relating to this Agreement or to enforce this Agreement must be brought exclusively in a federal or state court situated in Miami-Dade County, Florida and all parties hereto waive any objection to venue in those courts.  All parties to this Agreement agree that the jurisdiction and venue provisions under this Paragraph 12 are appropriate. All payments under this Agreement shall be subject to deduction for applicable withholding taxes pursuant to any applicable law or regulation.

13.	Sections 5.7,7, 8, 11, 12, 14, 15, 16, 17, 18, 19 and 20 of the Employment Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

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Very truly yours,

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Name:	Daniel S. Farkas
Title:	Senior Vice President and General Counsel

NCL (BAHAMAS) LTD.

By:	/s/ Daniel S. Farkas
Name:	Daniel S. Farkas
Title:	Senior Vice President and General Counsel

Dated:	January 8, 2015

[Signature Page to Separation Agreement and Release]

Acknowledged and accepted:

/s/ Kevin Sheehan
Kevin Sheehan

Dated:	January 8, 2015

[Signature Page to Separation Agreement and Release]

Annex A

Norwegian Cruise Line Holdings Ltd.
NCL (Bahamas) Ltd.

To Whom It May Concern:

Effective as of January 8, 2015, I hereby tender my resignations from any and all positions and offices I hold with or at Norwegian Cruise Line Holdings Ltd., NCL (Bahamas) Ltd. or any of their respective subsidiaries or affiliates, whether as a director, board committee member, officer, trustee, employee, agent or other representative, including, without limitation, as President and Chief Executive Officer.

Sincerely,

/s/ Kevin Sheehan
Kevin Sheehan

Exhibit A

Unvested Equity-Based Awards to be Accelerated

1/18/2013 Stock Option Grant:
Acceleration with respect to 34,461 unvested options (this represents acceleration of one-third of the remaining unvested portion of this option grant that was attributable to the original July 2009 award of 150,000 Ordinary Profits Units)

6/4/2013 Stock Option Grant:	Full acceleration with respect to the remaining 375,000 unvested options

4/1/2014 Stock Option Grant:	Full acceleration with respect to the remaining 500,000 unvested options

7/23/2009 Initial Units Grant:
Acceleration with respect to 56,687 unvested restricted shares (this represents acceleration of one-third of the remaining unvested restricted shares that were attributable to the original July 2009 award of 150,000 Ordinary Profits Units)

No acceleration of any other unvested equity awards (the remaining 544,711 unvested options, and the remaining 635,971 unvested shares, are forfeited and expire as of the Separation Date).